Exhibit 15.2 – Actuary Consent – Helga Bader February 20, 2025 The Board of Directors HSBC Bank plc CONSENT OF HELGA BADER I, Helga Bader, consent to be named as valuation actuary of the HSBC Trinkaus & Burkhardt Pension Scheme in the annual report on Form 20-F for the year ended December 31, 2024 of HSBC Bank plc and to the incorporation by reference of references to myself in the registration statement on Form F-3 no. 333-267182 of HSBC Bank plc. Yours sincerely, /s/ Helga Bader Helga Bader Helga Bader Consulting Actuary Ulmenstraße 30 Frankfurt am Main 60325 Germany T + 49 611 794-117 E helga.bader@wtwco.com W wtwco.com Willis Towers Watson GmbH is registered in Germany Registered with Frankfurt District Court, HRB 87927, Registered address: Ulmenstraße 30, Frankfurt am Main 60325, Germany